Filed Pursuant to Rule 424(b)(3)

Registration No. 333-212571

Amendment No. 1 dated November 17, 2016 to the Pricing Supplement dated July 18, 2016 to the Prospectus dated July 18, 2016 and the Prospectus Supplement dated July 18, 2016

iPath® S&P GSCI® Crude Oil Total Return Index ETN

This amendment No. 1 amends and supplements the original pricing supplement dated July 18, 2016 (the “Pricing Supplement”) for the iPath® S&P GSCI® Crude Oil Total Return Index ETN (the “Closed Series”). The terms of the Exchange Traded Notes of the Closed Series (the “ETNs”) are as described in the Pricing Supplement, including the specific amendments described below.

No Further Issuances or Sales:  With effect from the close of trading on November 18, 2016 (the “Effective Date”), we will cease to issue additional ETNs of the Closed Series and our affiliate Barclays Capital Inc. will cease selling ETNs of the Closed Series from inventory.

As a result of this modification, the Pricing Supplement is amended to reflect the closing of the Closed Series to further issuances.

Early Redemption:  Subject to the redemption procedures described in the Pricing Supplement (other than as hereby amended), you may redeem your ETNs on any redemption date during the term of the ETNs. After the close of trading on the Effective Date, the minimum number of ETNs you must redeem at one time in order to exercise your right to redeem your ETNs on any redemption date will remain the same as set forth in the Pricing Supplement (i.e., 50,000 ETNs), except that, with respect to the valuation date occurring on each Wednesday (or, if such day is not a valuation date, the next succeeding valuation date), we will waive the minimum redemption amount so that you may exercise your right to redeem your ETNs on the redemption date corresponding to each such valuation date with no minimum amount. Our waiver of the minimum redemption amount will be available to any and all holders of the ETNs on such redemption dates, will remain in effect until November 20, 2019, subject to extension in our sole discretion and will be irrevocable. In addition, we may, at any time and in our sole discretion, make further modifications to the minimum redemption amount, including, among others, to reinstate the minimum redemption amount of 50,000 ETNs for all redemption dates after November 20, 2019. Any such modification will be applied on a consistent basis for all holders of the ETNs at the time such modification becomes effective.

As a result of this modification, the Pricing Supplement is hereby amended to reflect the waiver of the minimum redemption amount with respect to the valuation date occurring on each Wednesday until November 20, 2019, subject to extension in our sole discretion. In addition, Annexes A and B to the Pricing Supplement are amended as attached hereto and a new Annex C is hereby added to the Pricing Supplement. If you wish to redeem your ETNs in accordance with the procedures set out above, please use the revised Annexes A, B and C below in accordance with the procedures set out in the Pricing Supplement, as amended by this Amendment No. 1.

Risk Factors: As disclosed in the Pricing Supplement, the liquidity and price of the ETNs in the secondary market may be influenced by, among other things, the levels of supply and demand for the ETNs. It is possible that the suspension of issuances and the waiver of the minimum redemption amount once a week may materially influence the liquidity and price of the ETNs in the secondary market. The limitations on issuance and sale may cause an imbalance of supply and demand in the secondary market for the ETNs, which may cause the ETNs to trade at a substantial premium to or discount from the daily redemption value and/or the intraday indicative value. See “Risk Factors—The Liquidity of the Market for the ETNs May Vary Materially Over Time”, “—The ETNs May Trade at a Substantial Premium to or Discount from the Daily Redemption Value and/or Intraday Indicative Value” and “—We Have No Obligation to Issue Additional ETNs, and We May Cease or Suspend Sales of the ETNs” in the Pricing Supplement for more information. Investors considering any purchase of the ETNs should be aware of the fact that the trading price of the ETNs in the secondary market could be significantly different from their intraday indicative value, which is meant to approximate on an intraday basis the component of the ETN’s value that is attributable to the S&P GSCI® Crude Oil Total Return Index, and/or their daily redemption value. If you purchase your ETNs at a price which reflects a premium over the daily redemption value, you may experience a significant loss if you sell or redeem your ETNs at a time when such premium is no longer present in the market place.

You may lose some or all of your principal if you invest in the ETNs.  Any payment on the ETNs at or prior to maturity is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.  See “Risk Factors” beginning on page PS-9 of the Pricing Supplement for risks relating to an investment in the ETNs.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this amendment No. 1 to the Pricing Supplement or the Pricing Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The agent for the offering, Barclays Capital Inc., is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121, of the Financial Industry Regulatory Authority.  Consequently, this offering is being conducted in compliance with the provisions of Rule 5121 (or any successor rule thereto).  For more information, please refer to “Plan of Distribution—Conflict of Interest” in the accompanying prospectus supplement.

Patent pending

Amendment No. 1 dated November 17, 2016, amending

Pricing Supplement dated July 18, 2016

We describe the ETNs in the original pricing supplement (as amended by amendment No. 1), prospectus supplement and prospectus filed with the Securities and Exchange Commission, or SEC. You may access amendment No. 1, the original pricing supplement and the related prospectus supplement and prospectus on the SEC website:

•     Original pricing supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465915022657/a15-5741_6424b2.htm

•     Prospectus supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•     Prospectus dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

Terms used herein by not defined have the meanings given to such terms in the Pricing Supplement.

ANNEX A

NOTICE OF REDEMPTION

To: [ipathredemptions@barclays.com]

Subject: iPath® Notice of Redemption, CUSIP No. 06738C786

[BODY OF EMAIL]

Name of holder: [ ]

Number of ETNs to be redeemed: [ ]

Applicable Valuation Date: [ ], 20[ ]

Contact Name: [ ]

Telephone #: [ ]

Instead of receiving a cash payment as a result of your redemption of iPath® S&P GSCI® Crude Oil ETNs, you may instead elect to receive a number of iPath® Series B S&P GSCI® Crude Oil ETNs in an amount equal to the aggregate daily redemption value of the iPath® S&P GSCI® Crude Oil ETNs you are redeeming divided by the closing indicative value of the iPath® Series B S&P GSCI® Crude Oil ETNs on the valuation date set out above, rounded down to the nearest whole number, plus a cash payment for any fractional ETNs that result from such calculation. If you would like to elect to receive iPath® Series B S&P GSCI® Crude Oil ETNs in lieu of a cash payment, please place an X here: [ ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the ETNs are satisfied.

If you wish to receive iPath® Series B S&P GSCI® Crude Oil ETNs in lieu of cash, you must instruct your DTC custodian to make the necessary arrangements to (a) deliver the iPath® S&P GSCI® Crude Oil ETNs being redeemed to Barclays Bank PLC and (b) receive the iPath® Series B S&P GSCI® Crude Oil ETNs being sold to you.

The pricing supplement relating to the iPath® Series B S&P GSCI® Crude Oil ETNs is available from the SEC free of charge at www.sec.gov. The pricing supplement contains important information and you should read it carefully and in its entirety before making a decision with respect to receiving iPath® Series B S&P GSCI® Crude Oil ETNs in lieu of cash. In addition, the tax treatment of the receipt of iPath® Series B S&P GSCI® Crude Oil ETNs in exchange for a redemption of your iPath® S&P GSCI® Crude Oil ETNs is uncertain. You should consult with your own tax advisors about the consequences of such receipt in light of your particular circumstances.

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:      212-412-1232

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s $10,000,000,000 Global Medium-Term Notes, Series A, iPath® Exchange-Traded Notes due August 14, 2036 CUSIP No. 06738C786 (the “ETNs”), redeemable for a cash amount based on the S&P GSCI® Crude Oil Total Return Index hereby irrevocably elects to exercise, on the redemption date of ____________, with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the ETNs (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the applicable daily redemption value, facing Barclays DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

_________________________
Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption: ___________________________

DTC # (and any relevant sub-account): __________________________________________
Contact Name:
Telephone:

(Until and including November 20, 2019 or unless an extension is announced by Barclays at its sole discretion, you may redeem any amount of ETNs on the redemption date corresponding to the valuation date occurring on each Wednesday (or, if such day is not a valuation date, the valuation date immediately thereafter). On any other date, you must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.)

ANNEX C

CONFIRMATION OF NET SETTLEMENT

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:      212-412-1232

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s $10,000,000,000 Global Medium-Term Notes, Series A, iPath® Exchange-Traded Notes due August 14, 2036 CUSIP No. 06738C786 (the “ETNs”), redeemable for a cash amount based on the S&P GSCI® Crude Oil Total Return Index hereby irrevocably elects to exercise, on the redemption date of ____________, with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the ETNs (the “Prospectus”). In addition, the undersigned hereby irrevocably elects to receive:

— an amount of iPath® Series B S&P GSCI® Crude Oil ETNs equal to (i) the aggregate daily redemption value of the iPath® S&P GSCI® Crude Oil ETNs being redeemed, calculated at the valuation date in accordance with the procedures set out in the Prospectus, divided by (ii) the closing indicative value of the iPath® Series B S&P GSCI® Crude Oil ETNs on the valuation date, with the resulting number of iPath® Series B S&P GSCI® Crude Oil ETNs rounded down to the nearest whole number; and

— a cash payment equal to (x) the number of fractional iPath® Series B S&P GSCI® Crude Oil ETNs resulting from the calculation above, times (y) the closing indicative value of the iPath® Series B S&P GSCI® Crude Oil ETNs on the valuation date.

Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the applicable daily redemption value, facing Barclays DTC 5101, (ii) [description of purchase-side booking to be included] and (iii) cause the DTC custodian to deliver the trades as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]
_________________________
Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption: ___________________________

DTC # (and any relevant sub-account): ____________________________________________
Contact Name:
Telephone:

(Until and including November 20, 2019 or unless an extension is announced by Barclays at its sole discretion, you may redeem any amount of ETNs on the redemption date corresponding to the valuation date occurring on each Wednesday (or, if such day is not a valuation date, the valuation date immediately thereafter). On any other date, you must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.)